Exhibit 10.4.36
CHANGES TO COMPENSATION ARRANGEMENTS FOR NON-EMPLOYEE DIRECTORS OF
HARRIS INTERACTIVE INC EFFECTIVE AS OF NOVEMBER 15, 2009
     On April 28, 2009, the Compensation Committee of the Board of Directors (the “Board”) of Harris Interactive Inc. (the “Company”) approved certain reductions and modifications to non-employee director compensation. These changes will become effective for the annual period commencing after the Company’s annual meeting to be held in October 2009, in order to better align the compensation of the non-employee directors with the cost control initiatives undertaken by the Company in response to the challenging global macroeconomic environment.
     The annual cash retainer payable to each non-employee director will be reduced from $41,500 to $35,000 and the supplemental annual cash compensation payable to the non-employee directors holding the following positions will be reduced as follows:
•	Chairman of the Board — $5,000, reduced from $15,000 received in the prior year,

•	Lead Director — $5,000, reduced from $15,000 received in the prior year,

•	Chairman of the Audit Committee — $3,000, reduced from $7,500 received in the prior year, and

•	Chairman of the Compensation Committee — $3,000, reduced from $5,000 received in the prior year.
     The number of shares of restricted stock that each non-employee director is to receive on November 15, 2009 will be calculated by dividing the annual cash retainer of $35,000 by the higher of $2.00 and the closing price for the Company’s stock price on November 13, 2009 (since November 15 falls on a weekend). Supplemental grants of 3,500 shares of restricted stock, reduced from 5,000 shares granted for the prior year, will be made on November 15, 2009 to the Chairman of the Board, the Lead Director, the Chairman of the Audit Committee and the Chairman of the Compensation Committee.
     Vesting terms for the restricted stock grants discussed above will remain unchanged from those disclosed in our Proxy Statement, filed with the Securities and Exchange Commission (“SEC”) on Form DEF14A on September 13, 2008.
     The form of agreement of restricted stock for non-employee directors can be found in Exhibit 10.1.13 to our Annual Report on Form 10-K for the fiscal year ended June 30, 2009.